Exhibit 99.1

Yum China Reports Fourth Quarter and Full Year 2020 Results

Fourth Quarter Total Revenues grew 11%. System Sales grew 5% in constant currency

Fourth Quarter Operating Profit grew to $180 million

Opened 1,165 new stores in 2020

Shanghai, China (February 3, 2021) – Yum China Holdings, Inc. (the "Company" or "Yum China") (NYSE: YUMC and HKEX: 9987) today reported unaudited results for the fourth quarter and year ended December 31, 2020.

Impact of COVID-19 Outbreak and Mitigation Efforts

Fourth quarter operations improved sequentially from the third quarter. The Company’s primary focus continues to be safety, efficiency and sales recovery. To counter the pandemic impact, we ran strong value and digital campaigns to drive traffic. Delivery and takeaway remained popular, while dine-in recovered sequentially. Proactive cost structure realignment, productivity improvements and one-off cost savings helped us achieve year-over-year expansion of restaurant margins and operating profit. However, the pace of recovery was uneven and non-linear, impacted by regional resurgences of COVID-19 in Qingdao, Xinjiang, Beijing, Dalian and elsewhere. October sales benefited from the National Day long holiday, but November and December sales were pressured by the regional outbreaks. Traffic at transportation hubs remained significantly below the prior year due to reduced travel.

The impact of regional resurgences has continued into the first quarter of 2021. In January, there were clusters of outbreaks, mostly in northern and northeastern China, resulting in tighter public health measures across China. There are now measures restricting travel and large gatherings, and recommendations against dining out. Several cities have been put on city-wide quarantine, including Shijiazhuang which has an 11-million population and is the capital city of Hebei province.

The Company anticipates significant headwinds in the first quarter. Our transportation and tourist locations, representing high single digits of sales mix, will likely be more significantly impacted. In the first few days of the Chinese New Year travel season, which started in late January, the number of travelers declined over 70% year-over-year. The important Chinese New Year holiday season will be subdued, with sales impacted by substantially less travel, smaller gatherings and generally reduced social activities. Our teams are closely monitoring this fluid situation and adjusting marketing programs and operations accordingly. Please also note that in 2020, COVID-related lockdowns started in late January, so they only impacted the last two months of that quarter. January 2020 sales were strong leading into Chinese New Year.

Fourth Quarter Highlights

●	Total revenues increased 11% year over year to $2.26 billion from $2.03 billion (a 5% increase excluding foreign currency translation (“F/X”)).
●	Total system sales increased 5% year over year, with an increase of 3% at KFC and a decline of 3% at Pizza Hut, excluding F/X.
●	Same-store sales declined 4% year over year, with declines of 4% at KFC and 5% at Pizza Hut, excluding F/X.
●	Opened 505 new stores during the quarter.
●	Restaurant margin was 15.1%, compared with 12.4% in the prior year period.
●	Operating Profit increased 90% year over year to $180 million from $94 million (a 78% increase excluding F/X).
●	Adjusted Operating Profit increased 72% year over year to $182 million from $105 million (a 61% increase excluding F/X).
●	Effective tax rate was 28.0%.
●	Net Income increased 68% to $151 million from $90 million in the prior year period, primarily due to the increase in Operating Profit.
●

Adjusted Net Income increased 56% to $153 million from $98 million in the prior year period (a 76% increase excluding the $23 million and $24 million net gains in the fourth quarter of 2020 and 2019, respectively, from our equity investment in Meituan Dianping (“Meituan”); a 65% increase if further excluding F/X).

Yum China Holdings, Inc. •  Shanghai, China •  Website http://ir.yumchina.com

●	Diluted EPS increased 52% to $0.35 from $0.23 in the prior year period.
●

Adjusted Diluted EPS increased 40% to $0.35 from $0.25 in the prior year period (a 58% increase excluding the net gains from our equity investment in Meituan in 2020 and 2019; a 47% increase if further excluding F/X).

Full Year Highlights

There was no material F/X impact on the full year results, and therefore growth rates are based on reported currency, unless otherwise noted.

●	Total revenues declined 6% year over year to $8.26 billion from $8.78 billion.
●	Total system sales declined 5% year over year, with declines of 5% at KFC and 15% at Pizza Hut, excluding F/X.
●	Same-store sales declined 9% year over year, with declines of 8% at KFC and 14% at Pizza Hut, excluding F/X.
●	Opened 1,165 new stores during the year, bringing total store count to 10,506 across more than 1,500 cities.
●	Restaurant margin was 14.9%, compared with 16.0% in the prior year.
●	Operating Profit increased 7% year over year to $961 million from $901 million, primarily due to the re-measurement gain of Suzhou KFC acquisition.
●	Adjusted Operating Profit declined 20% year over year to $732 million from $912 million.
●	Effective tax rate was 26.6%.
●	Net Income increased 10% to $784 million from $713 million in the prior year, primarily due to the increase in Operating Profit.
●

Adjusted Net Income declined 16% to $615 million from $729 million in the prior year (a 19% decline excluding $75 million and $63 million net gains in 2020 and 2019, respectively, from our equity investment in Meituan).

●	Diluted EPS increased 6% to $1.95 from $1.84 in the prior year.
●	Adjusted Diluted EPS declined 19% to $1.53 from $1.88 in the prior year (a 22% decline excluding the net gains from our equity investment in Meituan in 2020 and 2019).
●	Results include the consolidation of Huang Ji Huang since April 2020, and Suzhou KFC since August 2020.

Key Financial Results

	Fourth Quarter 2020				Full Year 2020
	% Change				% Change
	System Sales	Same-Store Sales	Net New Units	Operating Profit	System Sales	Same-Store Sales	Net New Units	Operating Profit
Yum China	+5	(4)	+14	+90	(5)	(9)	+14	+7
KFC	+3	(4)	+10	+26	(5)	(8)	+10	(16)
Pizza Hut	(3)	(5)	+3	NM	(15)	(14)	+3	(45)

	Fourth Quarter				Full Year
(in US$ million, except			% Change				% Change
per share data and percentages)	2020	2019	Reported	Ex F/X	2020	2019	Reported	Ex F/X
Operating Profit	$180	$94	+90	+78	$961	$901	+7	+7
Adjusted Operating Profit[1]	$182	$105	+72	+61	$732	$912	(20)	(20)
Net Income	$151	$90	+68	+59	$784	$713	+10	+10
Adjusted Net Income[1]	$153	$98	+56	+48	$615	$729	(16)	(15)
Basic Earnings Per Common Share	$0.36	$0.24	+50	+42	$2.01	$1.89	+6	+7
Adjusted Basic Earnings Per
Common Share[1]	$0.37	$0.26	+42	+35	$1.58	$1.93	(18)	(18)
Diluted Earnings Per Common Share	$0.35	$0.23	+52	+43	$1.95	$1.84	+6	+7
Adjusted Diluted Earnings Per
Common Share[1]	$0.35	$0.25	+40	+36	$1.53	$1.88	(19)	(18)

1 See “Reconciliation of Reported GAAP Results to non-GAAP Adjusted Measures” included in the accompanying tables of this release for further details.

Note:  All comparisons are versus the same period a year ago.

NM refers to changes over 100%, from negative to positive amounts or from zero to an amount.

Percentages may not recompute due to rounding.

System sales and same-store sales percentages exclude the impact of F/X. Effective January 1, 2018, temporary store closures are normalized in the same-store sales calculation by excluding the period during which stores are temporarily closed.

CEO and CFO Comments

Joey Wat, CEO of Yum China, commented, “2020 was an unprecedented year that tested our people, systems and capabilities. I would like to express my heartfelt appreciation to our employees and business partners. Through their dedication, creativity, and tireless efforts, we overcame numerous challenges and demonstrated our ability to succeed in the face of adversity. Fourth quarter results marked a strong finish to 2020, with same-store sales recovering sequentially and double-digit operating profit growth. Our foremost priority remains the safety of our employees and customers. The COVID-19 pandemic reinforced our determination to look after our employees and strive to be a responsible corporate citizen, an effort that is recognized by our industry.”

Wat continued, “Looking into 2021, we will continue to manage the impact of the pandemic. We will swiftly adjust our operations according to market conditions and drive traffic with compelling offers for both dine-in and off-premise occasions. Our industry-leading digital capabilities enable us to stay agile in this ever-evolving situation. We remain committed to growth and intend to open approximately 1,000 new stores in the year ahead. Our confidence in the long-term potential of China is unshaken. We are focused on growing our store footprint and developing our emerging brands. We will also step up investment in digitization and infrastructure to create an even stronger foundation to accelerate expansion. I am confident that with the strength of our team together with our resilient business model, culture of innovation and execution capabilities, we will overcome these short-term challenges and achieve attractive long-term growth.”

Andy Yeung, CFO of Yum China, added, “Fourth quarter operations improved sequentially, although the recovery was uneven and non-linear, impacted by regional outbreaks. We improved our margins in the quarter with solid productivity gains, temporary relief and one-off savings. Recent surges in COVID-19 outbreaks resulted in the government tightening measures nationwide, including city-wide quarantine in several cities, advice against travel during the Chinese New Year holiday period and large gatherings. These measures resulted in a very challenging condition. Traffic is significantly lower in transportation and tourist locations. Accordingly, we will continue to adjust our operations and leverage our digital and delivery resources to capture dine-in and off-premise demand. We also plan to step up our value campaigns and tailor offers according to city tiers and trade zones. Despite these challenges, we will continue to invest for the long term, focusing on building our capabilities, making our business model more resilient, and driving long-term growth. Our healthy balance sheet and strong cash position enable us to handle potential contingencies, while laying the foundation for us to capture market opportunities and achieve sustainable growth in the long run.”

Dividends

●

The Board of Directors declared a cash dividend of $0.12 per share on Yum China’s common stock, payable as of the close of business on March 25, 2021 to shareholders of record as of the close of business on March 3, 2021.

Digital and Delivery

●

The KFC and Pizza Hut loyalty programs exceeded 300 million members combined. Member sales increased to approximately 59% of system sales in the fourth quarter 2020, an increase of approximately 3 percentage points from the prior year period.

●	Delivery contributed to approximately 29% of KFC and Pizza Hut’s Company sales in the fourth quarter of 2020, an increase of approximately 7 percentage points from the prior year period.
●

Digital orders, including delivery, mobile orders and kiosk orders, accounted for approximately 83% of KFC and Pizza Hut’s Company sales in the fourth quarter of 2020, an increase of approximately 22 percentage points from the prior year period.

KFC and Pizza Hut Total	Fourth Quarter		Full Year
	2020	2019	2020	2019
Member count (as of period-end)	300 million+	240 million+	300 million+	240 million+
Member sales as % of system sales	~59%	~56%	~60%	~52%
Delivery as % of Company sales	~29%	~22%	~30%	~20%
Digital orders as % of Company sales	~83%	~61%	~80%	~55%

New-Unit Development and Asset Upgrade

●	The Company opened 505 new stores in the fourth quarter and 1,165 new stores in the full year 2020, mainly driven by development of the KFC brand.
●	The Company remodeled 297 stores in the fourth quarter and 939 stores in the full year 2020.
	New Units		Restaurant Count
	Fourth Quarter	Full Year	As of Year-End
	2020	2020	2020	2019
Yum China	505	1,165	10,506	9,200
KFC	306	840	7,166	6,534
Pizza Hut	96	152	2,355	2,281
Others[2]	103	173	985	385

2 Others include Taco Bell, Little Sheep, Huang Ji Huang, East Dawning, COFFii & JOY and Lavazza.

Restaurant Margin

●

Restaurant margin was 15.1% in the fourth quarter 2020, compared with 12.4% in the prior year period, primarily attributable to lower commodity prices, relief provided by landlords and government agencies, and other store cost savings, partially offset by pressure from the same-store sales decline and value promotions. In terms of cost of labor, higher productivity largely offset wage inflation, increased rider cost associated with the rise in delivery volume and the impact from lower sales.

●

Restaurant margin was 14.9% in the full year 2020, compared with 16.0% in the prior year, primarily attributable to same-store sales decline, temporary store closures impacted by COVID-19 and value promotions, partially offset by higher productivity and relief provided by landlords and government agencies.

	Fourth Quarter			Full Year
	2020	2019	ppts change	2020	2019	ppts change
Yum China	15.1%	12.4%	+2.7	14.9%	16.0%	(1.1)
KFC	16.8%	14.5%	+2.3	16.3%	17.8%	(1.5)
Pizza Hut	10.4%	6.7%	+3.7	10.5%	11.1%	(0.6)

2021 Outlook

The Company provides the following fiscal year 2021 targets:

●	To open approximately 1,000 new stores (gross)
●	To make capital expenditures of approximately $600 million

Other Company Updates

●	Johnson Huang, General Manager of KFC, resumed his role after his medical leave.
●

Yum China has been named the Industry Leader for the Restaurant & Leisure Facilities Industry in the 2020 Dow Jones Sustainability Indices (DJSI). Yum China has also been selected as the member of 2020 DJSI World and DJSI Emerging Markets. This reflects the Company's strong performance across economic, environmental and social dimensions, receiving industry best scores in a number of criteria, including supply chain management, risk & crisis management, brand management, packaging as well as labor practice indicators.

●

The Top Employers Institute has certified Yum China as a Top Employer China for 2021. This is the third year in a row that Yum China has received the award and is a testament to the Company’s long-standing commitment to employee care centered around its “Fair, Care and Pride” principles. The global certification program recognizes leading employers that demonstrate dedication to the betterment of the workplace through excellent HR policies and people practices.

●

Yum China has been named for the third consecutive year in 2021 to the Bloomberg Gender-Equality Index (GEI), which recognizes companies committed to transparency in gender reporting and advancing women's equality. Yum China is the only company from Mainland China included in the latest GEI.

Note on Non-GAAP Adjusted Measures

Reported GAAP results include Special Items, which are excluded from non-GAAP adjusted measures. Special Items are not allocated to any segment and therefore only impact reported GAAP results of Yum China. See “Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures” within this release.

Conference Call

Yum China’s management will hold an earnings conference call at 7:00 p.m. U.S. Eastern Time on Wednesday, February 3, 2021 (8:00 a.m. Beijing/Hong Kong Time on Thursday, February 4, 2021).

Operator-assisted conference calls are not available at the moment. Please register in advance of the conference through the link provided below. Upon registering, you will be provided with participant dial-in numbers, a passcode and a unique registrant ID.

Pre-registration Link:	http://apac.directeventreg.com/registration/event/2064799
Conference ID:	2064799

A live webcast of the call may also be accessed at https://edge.media-server.com/mmc/p/mmubh6w3.

A replay of the conference call will be available two hours after the call ends until 8:00 a.m. U.S. Eastern Time on Thursday, February 11, 2021 (9:00 p.m. Beijing/Hong Kong Time on Thursday, February 11, 2021) and may be accessed by phone at the following numbers:

U.S.:	1 855 452 5696
Mainland China:	400 602 2065 or 800 870 0206
Hong Kong:	+852 3051 2780
U.K.:	0808 234 0072
International:	+61 2 8199 0299

Replay access code:	2064799

Additionally, this earnings release, the accompanying slides, a live webcast and an archived webcast of this conference call will be available at Yum China’s Investor Relations website at http://ir.yumchina.com.

For important news and information regarding Yum China, including our filings with the U.S. Securities and Exchange Commission and the Hong Kong Stock Exchange, visit Yum China's Investor Relations website at http://ir.yumchina.com. Yum China uses this website as a primary channel for disclosing key information to its investors, some of which may contain material and previously non-public information.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including under “2021 Outlook.” We intend all forward-looking statements to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the fact that they do not relate strictly to historical or current facts and by the use of forward-looking words such as “expect,” “expectation,” “believe,” “anticipate,” “may,” “could,” “intend,” “belief,” “plan,” “estimate,” “target,” “predict,” “project,” “likely,” “will,” “continue,” “should,” “forecast,” “outlook” or similar terminology. These statements are based on current estimates and assumptions made by us in light of our experience and perception of historical trends, current conditions and expected future developments, as well as other factors that we believe are appropriate and reasonable under the circumstances, but there can be no assurance that such estimates and assumptions will prove to be correct. Forward-looking statements include, without limitation, statements regarding the future strategies, business plans, investment, dividend and share repurchase plans, earnings, performance and returns of Yum China, anticipated effects of population and macroeconomic trends, the expected impact of the COVID-19 outbreak, the anticipated effects of our innovation, digital and delivery capabilities on growth and beliefs regarding the long-term drivers of Yum China’s business. Forward-looking statements are not guarantees of performance and are inherently subject to known and unknown risks and uncertainties that are difficult to predict and could cause our actual results or events to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or assumptions will be achieved. The forward-looking statements included in this press release are only made as of the date of this press release, and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances, except as required by law. Numerous factors could cause our actual results or events to differ materially from those expressed or implied by forward-looking statements, including, without limitation: whether we are able to achieve development goals at the times and in the amounts currently anticipated, if at all, the success of our marketing campaigns and product innovation, our ability to maintain food safety and quality control systems, changes in public health conditions, including the COVID-19 outbreak, our ability to control costs and expenses, including tax costs, as well as changes in political, economic and regulatory conditions in China. In addition, other risks and uncertainties not presently known to us or that we currently believe to be immaterial could affect the accuracy of any such forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. You should consult our filings with the Securities and Exchange Commission (including the information set forth under the captions “Risk

Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q) for additional detail about factors that could affect our financial and other results.

About Yum China Holdings, Inc.

Yum China Holdings, Inc. is a licensee of Yum! Brands in mainland China. It has exclusive rights in mainland China to KFC, China's leading quick-service restaurant brand, Pizza Hut, the leading casual dining restaurant brand in China, and Taco Bell, a California-based restaurant chain serving innovative Mexican-inspired food. Yum China also owns the Little Sheep, Huang Ji Huang, East Dawning and COFFii & JOY concepts outright. In addition, Yum China has partnered with Lavazza to explore and develop the Lavazza coffee shop concept in China. The Company had 10,506 restaurants in over 1,500 cities at the end of December 2020. Yum China ranked # 361 on the Fortune 500 list for 2020. Yum China has been named the Industry Leader for the Restaurant & Leisure Facilities Industry in the 2020 Dow Jones Sustainability Indices. In 2021, Yum China was named to the Bloomberg Gender-Equality Index and was certified as a Top Employer 2021 in China by the Top Employers Institute, both for the third consecutive year. For more information, please visit http://ir.yumchina.com.

Investor Relations Contact:
Tel: +86 21 2407 7556 / +852 2267 5801 IR@YumChina.com

Media Contact:
Tel: +86 21 2407 7510 Media@YumChina.com

Yum China Holdings, Inc.

Condensed Consolidated Statements of Income

(in US$ million, except per share data)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2020	12/31/2019	B/(W)		12/31/2020	12/31/2019	B/(W)
Revenues
Company sales	$2,038	$1,813	12		$7,396	$7,925	(7)
Franchise fees and income	36	35	4		148	148	—
Revenues from transactions with franchisees and unconsolidated affiliates	159	158	—		647	654	(1)
Other revenues	26	23	11		72	49	45
Total revenues	2,259	2,029	11		8,263	8,776	(6)
Costs and Expenses, Net
Company restaurants
Food and paper	631	583	(8)		2,342	2,479	6
Payroll and employee benefits	494	436	(13)		1,730	1,807	4
Occupancy and other operating expenses	605	569	(6)		2,226	2,373	6
Company restaurant expenses	1,730	1,588	(9)		6,298	6,659	5
General and administrative expenses	140	147	4		479	487	2
Franchise expenses	15	16	7		65	71	8
Expenses for transactions with franchisees and unconsolidated affiliates	153	157	3		633	645	2
Other operating costs and expenses	19	17	(13)		57	37	(53)
Closures and impairment expenses, net	25	22	(10)		55	36	(51)
Other income, net	(3)	(12)	(73)		(285)	(60)	NM
Total costs and expenses, net	2,079	1,935	(7)		7,302	7,875	7
Operating Profit	180	94	90		961	901	7
Interest income, net	15	10	60		43	39	11
Investment gain	29	24	19		104	63	65
Income Before Income Taxes	224	128	74		1,108	1,003	10
Income tax provision	(63)	(34)	(82)		(295)	(260)	(13)
Net income – including noncontrolling interests	161	94	72		813	743	9
Net income – noncontrolling interests	10	4	NM		29	30	3
Net Income – Yum China Holdings, Inc.	$151	$90	68		$784	$713	10
Effective tax rate	28.0%	26.8%	(1.2)	ppts.	26.6%	25.9%	(0.7)	ppts.

Basic Earnings Per Common Share	$0.36	$0.24			$2.01	$1.89
Weighted-average shares outstanding (in millions)	420	376			390	377

Diluted Earnings Per Common Share	$0.35	$0.23			$1.95	$1.84
Weighted-average shares outstanding (in millions)	433	387			402	388

Cash Dividends Declared Per Common Share	$0.12	$0.12			$0.24	$0.48

Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.0	32.2	1.2	ppts.	31.7	31.3	(0.4)	ppts.
Payroll and employee benefits	24.2	24.0	(0.2)	ppts.	23.4	22.8	(0.6)	ppts.
Occupancy and other operating expenses	29.7	31.4	1.7	ppts.	30.0	29.9	(0.1)	ppts.
Restaurant margin	15.1%	12.4%	2.7	ppts.	14.9%	16.0%	(1.1)	ppts.
Operating margin	8.8%	5.2%	3.6	ppts.	13.0%	11.4%	1.6	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

KFC Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2020	12/31/2019	B/(W)		12/31/2020	12/31/2019	B/(W)
Revenues
Company sales	$1,556	$1,344	16		$5,633	$5,839	(4)
Franchise fees and income	28	32	(12)		125	136	(8)
Revenues from transactions with franchisees and unconsolidated affiliates	14	16	(10)		61	64	(4)
Other revenues	1	—	NM		2	1	52
Total revenues	1,599	1,392	15		5,821	6,040	(4)
Costs and Expenses, Net
Company restaurants
Food and paper	486	432	(12)		1,801	1,835	2
Payroll and employee benefits	359	303	(18)		1,247	1,245	—
Occupancy and other operating expenses	450	412	(9)		1,665	1,717	3
Company restaurant expenses	1,295	1,147	(13)		4,713	4,797	2
General and administrative expenses	62	59	(6)		200	207	3
Franchise expenses	14	16	11		62	69	10
Expenses for transactions with franchisees and unconsolidated affiliates	14	16	11		61	64	4
Other operating costs and expenses	1	1	NM		1	1	(81)
Closures and impairment expenses, net	13	2	NM		25	9	NM
Other income, net	(3)	(10)	(74)		(42)	(56)	(25)
Total costs and expenses, net	1,396	1,231	(14)		5,020	5,091	1
Operating Profit	$203	$161	26		$801	$949	(16)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	31.2	32.2	1.0	ppts.	32.0	31.4	(0.6)	ppts.
Payroll and employee benefits	23.1	22.6	(0.5)	ppts.	22.1	21.3	(0.8)	ppts.
Occupancy and other operating expenses	28.9	30.7	1.8	ppts.	29.6	29.5	(0.1)	ppts.
Restaurant margin	16.8%	14.5%	2.3	ppts.	16.3%	17.8%	(1.5)	ppts.
Operating margin	13.0%	12.0%	1.0	ppts.	14.2%	16.2%	(2.0)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Pizza Hut Operating Results

(in US$ million)

(unaudited)

	Quarter Ended		% Change		Year Ended		% Change
	12/31/2020	12/31/2019	B/(W)		12/31/2020	12/31/2019	B/(W)
Revenues
Company sales	$469	$457	3		$1,721	$2,045	(16)
Franchise fees and income	1	1	25		5	4	18
Revenues from transactions with franchisees and unconsolidated affiliates	1	1	7		4	4	4
Other revenues	—	—	(6)		—	1	(30)
Total revenues	471	459	3		1,730	2,054	(16)
Costs and Expenses, Net
Company restaurants
Food and paper	141	149	4		529	633	16
Payroll and employee benefits	132	129	(2)		471	549	14
Occupancy and other operating expenses	147	149	2		540	636	15
Company restaurant expenses	420	427	1		1,540	1,818	15
General and administrative expenses	25	25	(1)		96	101	5
Franchise expenses	1	—	(36)		3	2	(14)
Expenses for transactions with franchisees and unconsolidated affiliates	1	1	(11)		4	4	(12)
Other operating costs and expenses	—	—	8		—	1	33
Closures and impairment expenses, net	10	9	(20)		25	14	(83)
Total costs and expenses, net	457	462	1		1,668	1,940	14
Operating Profit (Loss)	$14	$(3)	NM		$62	$114	(45)
Company sales	100.0%	100.0%			100.0%	100.0%
Food and paper	30.3	32.4	2.1	ppts.	30.8	30.9	0.1	ppts.
Payroll and employee benefits	28.0	28.2	0.2	ppts.	27.3	26.8	(0.5)	ppts.
Occupancy and other operating expenses	31.3	32.7	1.4	ppts.	31.4	31.2	(0.2)	ppts.
Restaurant margin	10.4%	6.7%	3.7	ppts.	10.5%	11.1%	(0.6)	ppts.
Operating margin	2.9%	(0.6)%	3.5	ppts.	3.6%	5.6%	(2.0)	ppts.

Percentages may not recompute due to rounding.

Yum China Holdings, Inc.

Condensed Consolidated Balance Sheets

(in US$ million)

	12/31/2020	12/31/2019
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$1,158	$1,046
Short-term investments	3,105	611
Accounts receivable, net	99	88
Inventories, net	398	380
Prepaid expenses and other current assets	176	134
Total Current Assets	4,936	2,259
Property, plant and equipment, net	1,765	1,594
Operating lease right-of-use assets	2,164	1,985
Goodwill	832	254
Intangible assets, net	246	94
Deferred income taxes	98	95
Investments in unconsolidated affiliates	85	89
Other assets	749	580
Total Assets	10,875	6,950

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY
Current Liabilities
Accounts payable and other current liabilities	1,995	1,691
Income taxes payable	72	45
Total Current Liabilities	2,067	1,736
Non-current operating lease liabilities	1,915	1,803
Non-current finance lease obligations	28	26
Other liabilities	394	210
Total Liabilities	4,404	3,775

Redeemable Noncontrolling Interest	12	—

Equity
Common stock, $0.01 par value; 1,000 million shares authorized; 440 million shares and 395 million shares issued at December 31, 2020 and 2019, respectively; 420 million shares and 376 million shares outstanding at December 31, 2020 and 2019, respectively	4	4
Treasury stock	(728)	(721)
Additional paid-in capital	4,658	2,427
Retained earnings	2,105	1,416
Accumulated other comprehensive income (loss)	167	(49)
Total Yum China Holdings, Inc. Stockholders' Equity	6,206	3,077
Noncontrolling interests	253	98
Total Equity	6,459	3,175
Total Liabilities, Redeemable Noncontrolling Interest and Equity	$10,875	$6,950

Yum China Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(in US$ million)

(unaudited)

	Year Ended
	12/31/2020	12/31/2019
Cash Flows – Operating Activities
Net income – including noncontrolling interests	$813	$743
Depreciation and amortization	450	428
Non-cash operating lease cost	368	339
Closures and impairment expenses	55	36
Gain from re-measurement of equity interest upon acquisition	(239)	—
Investment gain	(104)	(63)
Equity income from investments in unconsolidated affiliates	(62)	(69)
Distributions of income received from unconsolidated affiliates	55	73
Deferred income taxes	111	16
Share-based compensation expense	36	26
Changes in accounts receivable	(15)	(9)
Changes in inventories	17	(77)
Changes in prepaid expenses and other current assets	(15)	(3)
Changes in accounts payable and other current liabilities	65	171
Changes in income taxes payable	17	(8)
Changes in non-current operating lease liabilities	(394)	(381)
Other, net	(44)	(37)
Net Cash Provided by Operating Activities	1,114	1,185
Cash Flows – Investing Activities
Capital spending	(419)	(435)
Purchases of short-term investments	(4,499)	(1,024)
Purchase of long-term time deposits	(57)	—
Maturities of short-term investments	2,061	534
Contribution to unconsolidated affiliates	(17)	—
Acquisition of business, net of cash acquired	(288)	—
Disposal of equity securities	54	—
Other, net	56	15
Net Cash Used in Investing Activities	(3,109)	(910)
Cash Flows – Financing Activities
Common stock issuance proceeds, net of issuance costs	2,195	—
Repurchase of shares of common stock	(8)	(265)
Cash dividends paid on common stock	(95)	(181)
Dividends paid to noncontrolling interests	(33)	(32)
Other, net	(1)	(2)
Net Cash Provided by (Used in) Financing Activities	2,058	(480)
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash	40	(6)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	103	(211)
Cash, Cash Equivalents, and Restricted Cash - Beginning of Year	1,055	1,266
Cash, Cash Equivalents, and Restricted Cash - End of Year	$1,158	$1,055

In this press release:

●

The Company provides certain percentage changes excluding the impact of foreign currency translation (“F/X”). These amounts are derived by translating current year results at prior year average exchange rates. We believe the elimination of the F/X impact provides better year-to-year comparability without the distortion of foreign currency fluctuations.

●

System sales growth reflects the results of all restaurants regardless of ownership, including Company-owned, franchise and unconsolidated affiliate restaurants that operate our restaurant concepts, except for non-Company-owned restaurants for which we do not receive a sales-based royalty. Sales of franchise and unconsolidated affiliate restaurants typically generate ongoing franchise fees for the Company at a rate of approximately 6% of system sales. Franchise and unconsolidated affiliate restaurant sales are not included in Company sales in the Condensed Consolidated Statements of Income; however, the franchise fees are included in the Company’s revenues. We believe system sales growth is useful to investors as a significant indicator of the overall strength of our business as it incorporates all of our revenue drivers, Company and franchise same-store sales as well as net unit growth.

●

Effective January 1, 2018, the Company revised its definition of same-store sales growth to represent the estimated percentage change in sales of food of all restaurants in the Company system that have been open prior to the first day of our prior fiscal year, excluding the period during which stores are temporarily closed. We refer to these as our "base" stores. Previously, same-store sales growth represented the estimated percentage change in sales of all restaurants in the Company system that have been open for one year or more, including stores temporarily closed, and the base stores changed on a rolling basis from month to month. This revision was made to align with how management measures performance internally and focuses on trends of a more stable base of stores.

●

Company sales represent revenues from Company-owned restaurants. Company Restaurant profit (“Restaurant profit”) is defined as Company sales less expenses incurred directly by our Company-owned restaurants in generating Company sales. Company restaurant margin percentage is defined as Restaurant profit divided by Company sales.

Reconciliation of Reported GAAP Results to Non-GAAP Adjusted Measures

(in millions, except per share data)

(unaudited)

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company provides non-GAAP measures adjusted for Special Items, which include Adjusted Operating Profit, Adjusted Net Income, Adjusted EPS, Adjusted Effective Tax Rate and Adjusted EBITDA, which we define as net income including noncontrolling interests adjusted for income tax, interest income, net, investment gain or loss, certain non-cash expenses, consisting of depreciation and amortization as well as store impairment charges, and Special Items.

The following table set forth the reconciliation of the most directly comparable GAAP financial measures to the non-GAAP adjusted financial measures.

	Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019

Non-GAAP Reconciliations

Reconciliation of Operating Profit to Adjusted Operating Profit
Operating Profit	$180	$94	$961	$901
Special Items, Operating Profit	(2)	(11)	229	(11)
Adjusted Operating Profit	$182	$105	$732	$912
Reconciliation of Net Income to Adjusted Net Income
Net Income – Yum China Holdings, Inc.	$151	$90	$784	$713
Special Items, Net Income –Yum China Holdings, Inc.	(2)	(8)	169	(16)
Adjusted Net Income – Yum China Holdings, Inc.	$153	$98	$615	$729
Reconciliation of EPS to Adjusted EPS
Basic Earnings Per Common Share	$0.36	$0.24	$2.01	$1.89
Special Items, Basic Earnings Per Common Share	(0.01)	(0.02)	0.43	(0.04)
Adjusted Basic Earnings Per Common Share	$0.37	$0.26	$1.58	$1.93
Diluted Earnings Per Common Share	$0.35	$0.23	$1.95	$1.84
Special Items, Diluted Earnings Per Common Share	—	(0.02)	0.42	(0.04)
Adjusted Diluted Earnings Per Common Share	$0.35	$0.25	$1.53	$1.88
Reconciliation of Effective Tax Rate to Adjusted Effective Tax Rate
Effective tax rate	28.0%	26.8%	26.6%	25.9%
Impact on effective tax rate as a result of Special Items	0.3%	1.7%	(0.2)%	1.0%
Adjusted effective tax rate	27.7%	25.1%	26.8%	24.9%

Net income, along with the reconciliation to Adjusted EBITDA, is presented below:

	Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Reconciliation of Net Income to Adjusted EBITDA
Net Income – Yum China Holdings, Inc.	$151	$90	$784	$713
Net income – noncontrolling interests	10	4	29	30
Income tax provision	63	34	295	260
Interest income, net	(15)	(10)	(43)	(39)
Investment gain	(29)	(24)	(104)	(63)
Operating Profit	180	94	961	901
Special Items, Operating Profit	2	11	(229)	11
Adjusted Operating Profit	182	105	732	912
Depreciation and amortization	123	106	450	428
Store impairment charges	27	11	66	38
Adjusted EBITDA	$332	$222	$1,248	$1,378

Details of Special Items are presented below:

	Quarter Ended		Year Ended
	12/31/2020	12/31/2019	12/31/2020	12/31/2019
Gain from re-measurement of equity interest upon acquisition(1)	$—	$—	$239	$—
Share-based compensation expense for Partner PSU awards(2)	(2)	—	(7)	—
Derecognition of indemnification assets related to Daojia(3)	—	—	(3)	—
Daojia impairment(4)	—	(11)	—	(11)
Special Items, Operating Profit	(2)	(11)	229	(11)
Tax effect on Special Items(5)	—	1	(60)	1
Impact from the Tax Act(6)	—	—	—	(8)
Special Items, net income – including noncontrolling interests	(2)	(10)	169	(18)
Special Items, net income – noncontrolling interests	—	(2)	—	(2)
Special Items, Net Income –Yum China Holdings, Inc.	$(2)	$(8)	$169	$(16)
Weighted-average Diluted Shares Outstanding (in millions)	433	387	402	388
Special Items, Diluted Earnings Per Common Share	$—	$(0.02)	$0.42	$(0.04)

(1)

As a result of the acquisition of Suzhou KFC in the third quarter of 2020, the Company recognized a gain of $239 million from the re-measurement of our previously held 47% equity interest at fair value, which was not allocated to any segment for performance reporting purposes.

(2)

In February 2020, the Company granted Partner PSU Awards to select employees who were deemed critical to the Company’s execution of its strategic operating plan. These PSU awards will only vest if threshold performance goals are achieved over a four-year performance period, with the payout ranging from 0% to 200% of the target number of shares subject to the PSU awards. Partner PSU Awards were granted to address increased competition for executive talent, motivate transformational performance and encourage management retention. Given the unique nature of these grants, the Compensation Committee does not intend to grant similar, special grants during the performance period. The impact from these special awards is excluded from metrics that management uses to assess the Company’s performance. The Company recognized share-based compensation cost of $2 million and $7 million associated with the Partner PSU Awards for the quarter and year ended December 31, 2020, respectively.

(3)

In the quarter ended June 30, 2020, the Company derecognized a $3 million indemnification asset previously recorded for the Daojia acquisition as the indemnification right expired pursuant to the purchase agreement. The amount was included in Other income, net, but was not allocated to any segment for performance reporting purposes.

(4)

During the year ended December 31, 2019, we recorded an impairment charge of $11 million on intangible assets and goodwill attributable to the Daojia business. It was included in Closures and impairment expenses in our Condensed Consolidated Statement of Income, but was not allocated to any segment for performance reporting purposes. We recorded a tax benefit of $1 million associated with the impairment, and allocated $2 million of the after-tax impairment charge to noncontrolling interests.

(5)	The tax expense was determined based upon the nature, as well as the jurisdiction, of each Special Item at the applicable tax rate.
(6)

We completed the evaluation of the impact on our transition tax computation based on the final regulations that were released by the U.S. Treasury Department and the U.S. Internal Revenue Service and became effective in the first quarter of 2019, and recorded an additional tax expense of $8 million for the transition tax accordingly.

The Company excludes impact from Special Items for the purpose of evaluating performance internally. Special Items are not included in any of our segment results. In addition, the Company provides Adjusted EBITDA because we believe that investors and analysts may find it useful in measuring operating performance without regard to items such as income tax, interest income, net, investment gain or loss, depreciation and amortization, store impairment charges, and Special Items. Store impairment charges included as an adjustment item in Adjusted EBITDA primarily resulted from our semi-annual impairment evaluation of long-lived assets of individual restaurants, and additional impairment evaluation whenever events or changes in circumstances indicate that the carrying value of the assets may not be recoverable. If these restaurant-level assets were not impaired, depreciation of the assets would have been recorded and included in EBITDA. Therefore, store impairment charges were a non-cash item similar to depreciation and amortization of our long-lived assets of restaurants. The Company believes that investors and analyst may find it useful in measuring operating performance without regard to such non-cash item.

These adjusted measures are not intended to replace the presentation of our financial results in accordance with GAAP.  Rather, the Company believes that the presentation of these adjusted measures provides additional information to investors to facilitate the comparison of past and present results, excluding those items that the Company does not believe are indicative of our ongoing operations due to their nature.

Unit Count by Brand

KFC

	12/31/2019	New Builds	Closures	Refranchised	Acquired	Others(1)	12/31/2020
Company-owned	5,083	651	(171)	(9)	2	316	5,872
Unconsolidated affiliates	896	119	(22)	—	—	(316)	677
Franchisees	555	70	(15)	9	(2)	—	617
Total	6,534	840	(208)	—	—	—	7,166

Pizza Hut

	12/31/2019	New Builds	Closures	Refranchised	12/31/2020
Company-owned	2,178	141	(77)	(12)	2,230
Franchisees	103	11	(1)	12	125
Total	2,281	152	(78)	—	2,355

Others

	12/31/2019	New Builds	Closures	Acquired(2)	Other	12/31/2020
Company-owned	94	13	(22)	3	—	88
Unconsolidated affiliates	—	3	—	—	1	4
Franchisees	291	156	(177)	623	—	893
Other	—	1	—	—	(1)	—
Total	385	173	(199)	626	—	985

(1) As a result of the acquisition of Suzhou KFC on August 3, 2020, the restaurant units of Suzhou KFC have been transferred from unconsolidated affiliates to Company-owned.

(2) On April 8, 2020, the Company completed the acquisition of Huang Ji Huang.

Yum China Holdings, Inc.

Segment Results

(in US$ million)

(unaudited)

Quarter Ended 12/31/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,556	$469	$13	$—	$—	$2,038
Franchise fees and income	28	1	7	—	—	36
Revenues from transactions with franchisees and unconsolidated affiliates(2)	14	1	18	126	—	159
Other revenues	1	—	31	16	(22)	26
Total revenues	$1,599	$471	$69	$142	$(22)	$2,259
Company restaurant expenses	1,295	420	13	—	2	1,730
General and administrative expenses	62	25	9	44	—	140
Franchise expenses	14	1	—	—	—	15
Expenses for transactions with franchisees and unconsolidated affiliates(2)	14	1	14	124	—	153
Other operating costs and expenses	1	—	27	15	(24)	19
Closures and impairment expenses, net	13	10	2	—	—	25
Other (income) expenses, net	(3)	—	1	(1)	—	(3)
Total costs and expenses, net	1,396	457	66	182	(22)	2,079
Operating Profit (Loss)	$203	$14	$3	$(40)	$—	$180

Quarter Ended 12/31/2019	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$1,344	$457	$12	$—	$—	$1,813
Franchise fees and income	32	1	2	—	—	35
Revenues from transactions with franchisees and unconsolidated affiliates(2)	16	1	8	133	—	158
Other revenues	—	—	32	1	(10)	23
Total revenues	$1,392	$459	$54	$134	$(10)	$2,029
Company restaurant expenses	1,147	427	13	—	1	1,588
General and administrative expenses	59	25	10	53	—	147
Franchise expenses	16	—	—	—	—	16
Expenses for transactions with franchisees and unconsolidated affiliates(2)	16	1	7	133	—	157
Other operating costs and expenses	1	—	26	1	(11)	17
Closures and impairment expenses, net	2	9	—	11	—	22
Other income, net	(10)	—	—	(2)	—	(12)
Total costs and expenses, net	1,231	462	56	196	(10)	1,935
Operating Profit (Loss)	$161	$(3)	$(2)	$(62)	$—	$94

Year Ended 12/31/2020	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$5,633	$1,721	$42	$—	$—	$7,396
Franchise fees and income	125	5	18	—	—	148
Revenues from transactions with franchisees and unconsolidated affiliates(2)	61	4	49	533	—	647
Other revenues	2	—	96	32	(58)	72
Total revenues	$5,821	$1,730	$205	$565	$(58)	$8,263
Company restaurant expenses	4,713	1,540	45	—	—	6,298
General and administrative expenses	200	96	39	144	—	479
Franchise expenses	62	3	—	—	—	65
Expenses for transactions with franchisees and unconsolidated affiliates(2)	61	4	37	531	—	633
Other operating costs and expenses	1	—	84	30	(58)	57
Closures and impairment expenses, net	25	25	5	—	—	55
Other (income) expenses, net(3)	(42)	—	2	(245)	—	(285)
Total costs and expenses, net	5,020	1,668	212	460	(58)	7,302
Operating Profit (Loss)	$801	$62	$(7)	$105	$—	$961

Year Ended 12/31/2019	KFC	Pizza Hut	All Other Segments	Corporate and Unallocated(1)	Elimination	Total
Company sales	$5,839	$2,045	$41	$—	$—	$7,925
Franchise fees and income	136	4	8	—	—	148
Revenues from transactions with franchisees and unconsolidated affiliates(2)	64	4	28	558	—	654
Other revenues	1	1	81	4	(38)	49
Total revenues	$6,040	$2,054	$158	$562	$(38)	$8,776
Company restaurant expenses	4,797	1,818	44	—	—	6,659
General and administrative expenses	207	101	34	145	—	487
Franchise expenses	69	2	—	—	—	71
Expenses for transactions with franchisees and unconsolidated affiliates(2)	64	4	23	554	—	645
Other operating costs and expenses	1	1	69	4	(38)	37
Closures and impairment expenses, net	9	14	2	11	—	36
Other income, net	(56)	—	—	(4)	—	(60)
Total costs and expenses, net	5,091	1,940	172	710	(38)	7,875
Operating Profit (Loss)	$949	$114	$(14)	$(148)	$—	$901

The above tables reconcile segment information, which is based on management responsibility, with our Condensed Consolidated Statements of Income.

(1)	Amounts have not been allocated to any segment for purpose of making operating decision or assessing financial performance as the transactions are deemed corporate revenues and expenses in nature.
(2)

Primarily includes revenues and associated expenses of transactions with franchisees and unconsolidated affiliates derived from the Company’s central procurement model whereby the Company centrally purchases substantially all food and paper products from suppliers and then sells and delivers to KFC and Pizza Hut restaurants, including franchisees and unconsolidated affiliates

(3)

As a result of the acquisition of Suzhou KFC in the third quarter of 2020, the Company recognized a gain of $239 million from the re-measurement of our previously held 47% equity interest at fair value, which was not allocated to any segment for performance reporting purposes.